NB1:405189.1                     -2-
Exhibit 2.2
Form 8-K
GTM Holdings, Inc.
File No. 33-33263-NY

                       ADHERENCE AGREEMENT

     The undersigned, the record and beneficial owner of 5,000 shares of common stock of American Overseas Investment Co.
("AOI") set forth below, hereby agrees to be bound by the Agreement and Plan of Share Exchange by and among GTM Holdings,
Inc., ("Buyer") and AOI dated as of May 25, 2001 (the
"Agreement") as though the undersigned were an original signatory to the Agreement.

     The undersigned represents and warrants as follows:

     (a) The undersigned has good and marketable title to, and sole record and beneficial ownership of, the portion of the Target Shares that is to be transferred to Buyer by the undersigned, free and clear of any and all covenants, conditions, marital property rights, or other Security Interests;

     (b) The undersigned has the full capacity, right, power and authority to enter into this Agreement and to transfer, convey and sell to Buyer at the Closing the portion of the Target Shares to be sold to Buyer by the undersigned. Upon consummation of the Closing, without exception, Buyer will acquire from the undersigned legal and all right to vote (to the extent voting rights attach thereto) the Target Shares to be sold to Buyer by the undersigned, free and clear of all covenants, conditions, marital property rights or other Security Interests;

     (c) The undersigned is not a party to, subject to or bound by any law, and no action is pending against the undersigned or, to the undersigned's knowledge, threatened that would prevent or adversely affect the execution, delivery or performance of this Agreement by the undersigned and all other agreements herein contemplated to be entered into by the undersigned in any capacity or the transfer, conveyance and sale of the Target Shares to be sold by the undersigned to Buyer pursuant to the terms hereof;

     (d) This Agreement has been and all other agreements herein contemplated to be executed by the undersigned in any capacity have been or will have been at or prior to the Closing, duly executed and delivered by the undersigned and are enforceable against the undersigned in accordance with their respective terms; and

     (e) The undersigned is not aware of any inaccuracy in, or material omission from, any representation or warranty under this Agreement by any other the undersigned.

Dated :  June 11, 2001                  /s/ William A. Fisher

                              E-15
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